(d)(1)(A)(vii)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2011

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Portfolio Management Agreement dated April 29, 2005, among Pioneer Investment Management, Inc., ING Investors Trust and Directed Services LLC, (the “Portfolio Management Agreement”) the sub-advisory fee for ING Pioneer Mid Cap Value Portfolio (the “Portfolio”) was reduced to be effective on September 6, 2008.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction), for the period from May 1, 2011 through and including May 1, 2012.  The Reduction shall be calculated as follows:

The Reduction is calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the September 6, 2008 expense reduction)

Please indicate your agreement to these Reductions by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:

ING Investors Trust

(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President